Exhibit 10.1

SPONSOR SUPPORT AGREEMENT

This SPONSOR SUPPORT AGREEMENT, dated as of May 30, 2023 (this “Agreement”), is entered into by and among the persons listed on the signature page hereto (each, a “Supporter”), ANEW Medical, Inc., a Wyoming corporation (the “Company”), Redwoods Acquisition Corp., a Delaware corporation (“Redwoods”). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to them in the Merger Agreement (as defined below).

WHEREAS, Redwoods and the Company are parties to that certain Business Combination Agreement, dated as of the date hereof, as amended, modified or supplemented from time to time (the “Merger Agreement”) by and among Redwoods, Company, and ANEW Medical Sub, Inc., a Wyoming corporation and wholly-owned subsidiary of Redwoods (the “Merger Sub”), pursuant to which, among other things, Merger Sub will merge with and into the Company, with the Company continuing as the surviving entity (the “Merger”), and with the Company’s stockholders receiving shares of Redwoods Common Stock;

WHEREAS, Redwoods issued to the Supporters (i) 2,875,000 shares of common stock, par value $0.0001,of Redwoods (the “Founder Shares”) prior to the consummation of its initial public offering (the “IPO”) and (ii) 530,000 private units, each consisting of one share of common stock (each such share, together with the Founder Shares, the “Supporter Shares”), one warrant and one right, in a private placement that occurred concurrently with the IPO; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, each Supporter is executing and delivering this Agreement to the Company.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

1. Voting Agreements. Each Supporter, in such Supporter’s capacity as a stockholder of Redwoods, agrees that, during the term of this Agreement, at the special meeting of Redwoods’s stockholders (the “Redwoods Special Meeting”) to be called and held in connection with the transactions contemplated by the Merger Agreement (the “Transactions”), or at any other meeting of Redwoods’s stockholders called and held for such purpose (whether regular or special and whether or not an adjourned or postponed meeting, however called and including any adjournment or postponement thereof), and in connection with any written consent of Redwoods’s stockholders related to the transactions contemplated by the Merger Agreement (Redwoods Special Meeting and all other meetings or consents related to the Merger Agreement, collectively referred to herein as the “Meeting”), such Supporter shall:

(a)	when the Meeting is held, appear at the Meeting or otherwise cause the Supporter Shares owned by such Supporter to be counted as present thereat for the purpose of establishing a quorum;

(b)	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Supporter Shares owned by such Supporter in favor of each Required Transaction Proposal; and

(c)	vote (or execute and return an action by written consent), or cause to be voted at the Meeting (or validly execute and return and cause such consent to be granted with respect to), all of the Supporter Shares owned by such Supporter against any other action that would reasonably be expected to (x) impede, interfere with, delay, postpone or adversely affect the Merger or any of the Transactions, (y) result in a breach of any covenant, representation or warranty or other obligation or agreement of Redwoods or Merger Sub under the Merger Agreement or (z) result in a breach of any covenant, representation or warranty or other obligation or agreement of such Supporter contained in this Agreement.

2. Deferral of Sponsor Shares.

The Supporters hereby commit 1,375,000 Founder Shares (the “Deferred Shares”) to a share escrow account which shall be established on the Closing Date pursuant to an escrow agreement to be entered into on such date by and among Redwoods, the Supporters and Continental Stock Transfer & Trust Company, as escrow agent. The Deferred Shares shall be released from the escrow account as follows:

(i)	458,333 Deferred Shares upon Redwoods achieving a closing price equal to or exceeding $12.50 for 10 trading days within a 20-day trading period in the first three years following Closing;

(ii)	458,333 Deferred Shares upon Redwoods achieving a closing price equal to or exceeding $15.00 for 10 trading days within a 20-day trading period in the first three years following Closing; and

(iii)	458,333Deferred Shares upon Redwoods achieving a closing price equal to or exceeding $20.00 for 10 trading days within a 20-day trading period in the first five years following Closing.

3. Restrictions on Transfer. Each Supporter agrees that, during the term of this Agreement, such Supporter shall not sell, assign or otherwise transfer any of the Supporter Shares owned by such Supporter; provided, however, that the foregoing shall not prohibit transfers between such Supporter and any Affiliate of such Supporter, so long as, prior to and as a condition to the effectiveness of any such transfer, such Affiliate executes a joinder agreement to this Agreement in a form reasonably acceptable to the Company. Redwoods shall not register any sale, assignment or transfer of the Supporter Shares on Redwoods’s transfer (book entry or otherwise) that is not in compliance with this Section 3.

4. Waiver of Anti-Dilution Protection. Each Supporter hereby waives, forfeits, surrenders and agrees not to exercise, assert or claim, to the fullest extent permitted by applicable Law, any anti-dilution protection (if any) pursuant to the Organizational Documents of Redwoods in connection with the Transactions. Each Supporter acknowledges and agrees that (i) this Section 4 shall constitute written consent waiving, forfeiting and surrendering any anti-dilution protection pursuant to the Organizational Documents of Redwoods in connection with the Transactions; and (ii) such waiver, forfeiture and surrender granted hereunder shall only terminate upon the termination of this Agreement.

5. Lock-Up. Subject to the consummation of the Merger, each Supporter shall be restricted from selling, transferring or otherwise disposing of, directly or indirectly, any Redwoods Common Stock converted into or received by such Supporter as a result of the Merger (the “Lock-up Shares”) in the same way as set forth in the lock-up provisions of Redwoods’s final prospectus filed with the U.S. Securities and Exchange Commission on April 1, 2022 (the “Final Prospectus”). Each Supporter hereby authorizes and requests Redwoods to notify Redwoods’s transfer agent that there is a stop transfer order with respect to all of the Lock-up Shares. Such stop-transfer order shall be removed upon expiration of the applicable lock-up period.

6. Fees; Loan Repayments. Except as provided in the Final Prospectus and the Insider Letter, dated March 30, 2022, by and among Redwoods and its officers, directors and stockholders, none of the Supporters nor any affiliate of any Supporter, nor any director or officer of Redwoods, shall receive from Redwoods any finder’s fee, reimbursement, consulting fee, non-cash payments, monies in respect of any repayment of a loan or other compensation prior to the Merger.

7. Supporter Representations. Each Supporter represents and warrants to Redwoods and the Company, as of the date hereof, that:

(a)	such Supporter has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked;

(b)	such Supporter has full right and power, without violating any agreement to which such Supporter is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement;

(c)	(i) if such Supporter is not an individual, then such Supporter is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, and the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby are within such Supporter’s organizational powers and have been duly authorized by all necessary organizational actions on the part of such Supporter and (ii) if such Supporter is an individual, then the signature on this Agreement is genuine, and such Supporter has legal competence and capacity to execute the same;

(d)	this Agreement has been duly executed and delivered by such Supporter and, assuming due authorization, execution and delivery by the other parties to this Agreement, this Agreement constitutes a legally valid and binding obligation of such Supporter, enforceable against such Supporter in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies);

(e)	the execution and delivery of this Agreement by such Supporter does not, and the performance by such Supporter of such Supporter’s obligations hereunder will not, (i) conflict with or result in a violation of the organizational documents of such Supporter, or (ii) require any consent or approval from any third party that has not been given or other action that has not been taken by any third party, in each case, to the extent such consent, approval or other action would prevent, enjoin or materially delay the performance by such Supporter of such Supporter’s obligations under this Agreement;

(f)	there are no Actions pending against such Supporter or, to the knowledge of such Supporter, threatened against such Supporter, before (or, in the case of threatened Actions, that would be before) any Authority, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by such Supporter of such Supporter’s obligations under this Agreement;

(g)	no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with this Agreement or any of the respective transactions contemplated hereby, based upon arrangements made by such Supporter or, to the knowledge of such Supporter, by Redwoods;

(h)	such Supporter has had the opportunity to read the Merger Agreement and this Agreement and has had the opportunity to consult with such Supporter’s tax and legal advisors;

(i)	such Supporter has not entered into, and shall not enter into, any agreement that would prevent such Supporter from performing any of such Supporter’s obligations hereunder;

(j)	such Supporter has good title to the Supporter Shares beneficially owned by such Supporter, free and clear of any Liens other than Permitted Liens, and such Supporter has the sole power to vote or cause to be voted such Supporter Shares; and

(k)	the Supporter Shares set forth in the records of Redwoods’s transfer agent are the only Supporter Shares owned of record or beneficially owned by such Supporter as of the date hereof, and none of such Supporter Shares are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such Supporter Shares that is inconsistent with such Supporter’s obligations pursuant to this Agreement.

8. Damages; Remedies. Each Supporter hereby agrees and acknowledges that (a) Redwoods and the Company would be irreparably injured in the event of a breach by such Supporter of such Supporter’s obligations under this Agreement, (b) monetary damages may not be an adequate remedy for such breach and (c) the non-breaching party shall be entitled to seek injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

9. Entire Agreement; Amendment. This Agreement and the other agreements referenced herein constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

10. Assignment. No party hereto may, except in accordance with Section 3, assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on each Supporter, Redwoods and the Company and each of their respective successors, heirs, personal representatives and assigns and permitted transferees.

11. Counterparts. This Agreement may be executed in any number of original, electronic or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

12. Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

13. Governing Law; Jurisdiction; Jury Trial Waiver. Section 8.5, Section 8.15, and Section 8.16 of the Merger Agreement are incorporated by reference herein to apply with full force to any disputes arising under this Agreement.

14. Notice. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent or given in accordance with the terms of Section 8.4 of the Merger Agreement to the applicable party, with respect to the Company and Redwoods, at the respective addresses set forth in Section 8.4 of the Merger Agreement, and, with respect to each Supporter, at the address set forth in Redwoods’s records.

15. Termination. This Agreement shall terminate on the earlier of the Closing or the termination of the Merger Agreement. No such termination shall relieve each Supporter, Redwoods or the Company from any liability resulting from a breach of this Agreement occurring prior to such termination.

16. Adjustment for Stock Split. If, and as often as, there are any changes in Redwoods or the Supporter Shares by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to each Supporter, Redwoods, the Company, the Supporter Shares as so changed.

17. Further Actions. Each of the parties hereto agrees to execute and deliver hereafter any further document, agreement or instrument of assignment, transfer or conveyance as may be necessary or desirable to effectuate the purposes hereof and as may be reasonably requested in writing by another party hereto.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ANEW MEDICAL, INC.

By:	/s/ Joseph Sinkule
Name:	Dr. Joseph Sinkule
Title:	Chief Executive Officer

REDWOODS ACQUISITION CORP.

By:	/s/ Jiande Chen
Name:	Jiande Chen
Title:	Chief Executive Officer

SUPPORTERS

REDWOODS CAPITAL LLC

By:	/s/ Jiande Chen
Name:	Jiande Chen
Title:	Managing Member

/s/ Jiande Chen
Name:	Jiande Chen

/s/ Edward Cong Wang
Name:	Edward Cong Wang

/s/ Raymond J. Gibbs
Name:	Raymond J. Gibbs

/s/ Wei Kwang Ng
Name:	Wei Kwang Ng

/s/ Hong Li
Name:	Hong Li